EXHIBIT 10.22

SENIOR EXECUTIVE SEVERANCE BENEFIT PLAN

This Senior Executive Severance Benefit Plan (this “Plan”) sets forth the separation benefits that the Compensation Committee of the Board has approved for Microsoft Corporation (“Microsoft”) executives who participate in Microsoft’s Executive Incentive Program and whose employment is terminated without cause.

Eligibility

You will be entitled to receive the separation benefits described in this Plan if all of the following apply:

•

Your employment is terminated by Microsoft without Cause (a “Covered Termination”). For this purpose, “Cause” means your: (1) conviction or plea of guilty or no contest to (a) any felony or (b) a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion; (2) engaging in gross misconduct; (3) repeated failure to substantially perform your duties after notice and an opportunity to cure, provided those duties are consistent with your seniority; (4) violation of any securities laws, rules or regulations, or the rules and regulations of any securities exchange or association of which Microsoft or any of its affiliates is a member; or (5) violation of Microsoft’s policies designed to prevent violations of law, such as, without limitation, policies pertaining to compliance with the laws prohibiting unlawful discrimination, harassment, or insider trading.

•

At the time of your Covered Termination, you are a participant in Microsoft’s Executive Incentive Program and you received notice from Microsoft that you are eligible for the benefits described in this Plan.

•	You satisfy the “Conditions to Receiving Benefits” described below.

Separation Benefits

If you are entitled to separation benefits under this Plan, you will receive the following (less all applicable withholdings):

Part-Year Annual Cash Award: A pro-rated portion of your annual target cash award under Microsoft’s Executive Incentive Program for the fiscal year in which the Covered Termination occurs, determined by multiplying (1) your annual salary in effect at time of the Covered Termination, by (2) the target cash award percentage for the fiscal year under the Executive Incentive Program, and by (3) the number of full and partial calendar months you have worked in that fiscal year divided by 12. This payment will be made at the time annual cash awards for the year are paid to other participants in the Microsoft Executive Incentive Program. If your cash award is designed to be a performance-based award under Section 162(m) of the Internal Revenue Code, payment of your pro-rated annual target cash awards will be subject to achieving the relevant performance goal established for the year and the other limits of the Executive Incentive Program.

Severance Payment: A severance payment equal to the sum of (1) your annual base salary in effect the time of the Covered Termination and (2) your target annual cash award under the Microsoft’s Executive Incentive Program for the fiscal year in which the Covered Termination occurs. Your payment will be reduced by any severance or similar benefits under any other Microsoft plan, program or policy. The severance payment will be made 60 days after your employment terminates.

Part-Year Vesting of Eligible Stock Awards: Vesting of a pro-rated portion of your eligible stock awards that would otherwise vest in the 12 months following the Covered Termination (disregarding any stock award agreement provisions for vesting due to death, disability or retirement). The portion of the stock awards that vests is determined by multiplying the number of shares that would have otherwise vested by a fraction, not to exceed 1, equal to:

i. the number of full and partial calendar months measured from the day after the last vest under the award (or, for a new grant, the award date) and through the Covered Termination, divided by

ii. 12 (or 6, in the case of an award with semi-annual vesting).

Your “eligible stock awards” are those stock awards granted in connection with Microsoft’s annual performance review process, including stock awards under the Executive Incentive Program and any leadership, shared performance or regular stock awards. For the avoidance of doubt, any special stock awards granted at the time of the annual performance review process will not be eligible stock awards. Any eligible stock awards that vest as a result of this Plan will be delivered in accordance with the terms of the applicable stock award agreements.

Health Benefit Continuation: Payment of COBRA premiums under the Microsoft Welfare Plan for up to the first 180 days of COBRA continuation coverage you properly elect for you or your eligible dependents following your termination of employment.

Outplacement:	Access to outplacement assistance for up to 12 months.

Conditions to Receiving Benefits

To receive any benefits under this Plan, you must sign, return and not revoke a Separation and Release Agreement in the form provided by Microsoft (without change) within 45 days after your termination. The form of the Separation and Release Agreement will be determined by Microsoft from time to time (it being understood that it will contain a full waiver and release of claims, confidentiality and non-disparagement provisions, and twelve-month non-compete/non-solicitation restrictions) and be provided to you promptly following termination.

In addition, you will not receive benefits under this Plan if either of the following apply:

Your employment terminates due to death, disability, retirement or termination by you for any other reason (including so-called constructive termination). For this purpose, “disability” and “retirement” are determined in the same manner as under the Microsoft 2001 Stock Plan and your stock award agreements.

You do not comply with the terms of your Separation and Release Agreement or your Employee Agreement with Microsoft.

Additional Provisions

Plan Administration. The Compensation Committee has the discretionary authority to interpret this Plan, adopt any administrative procedures (including claims procedures) and other rules for carrying out this Plan as may be appropriate and decide any and all matters and make any and all determinations arising under this Plan. The Compensation Committee has delegated these powers to the senior corporate officer in charge of Microsoft’s Human Resources department. Any interpretations and decisions of the Compensation Committee or its delegate shall be final, conclusive and binding on all parties affected.

Plan Termination and Amendment. The Compensation Committee may amend this Plan in any manner (including to terminate this Plan), provided that, if (1) an amendment will terminate this Plan or (2) an amendment is determined by the Committee to be, in the aggregate, material and adverse to executives who have been notified of their eligibility for Plan benefits, the Company will provide at least six months’ notice to those executives prior to the effective date of the amendment.

Section 409A. It is the intent that no severance or other payments or benefits provided under this Plan shall be considered “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code and this Plan will be interpreted accordingly. If and to the extent that any such severance or other payments or benefits under this Plan are determined by the Committee to constitute non-qualified deferred compensation and is provided to an participant who is a “specified employee” due to a “separation from service” (each, within the meaning of Section 409A), then such payment or benefit will be delayed for six months following such separation from service. For the purposes of this Plan, each payment and benefit set forth herein will be deemed to be separate payments and will be deemed not to be a deferral of compensation subject to Section 409A to the extent any such payment or benefit would constitute a “short-term deferral” or a payment pursuant to a “separation pay plan” within the meaning of Section 409A.

Governing Law and Venue. The Plan shall be governed by the laws of the State of Washington to the extent federal laws do not apply. If the Company or any Participant (or beneficiary) initiates litigation related to this Plan, the venue for such action will be in King County, Washington.

No Employment Rights. Notwithstanding any provision of this Plan, your employment is terminable at will, meaning that either you or Microsoft may terminate the employment relationship at any time, for any reason, with or without cause or notice. No term of this Plan shall be construed as altering the at-will nature of your employment.